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                                                                       Exhibit 6

  Confidentiality Agreement, dated October 21, 1998, between Parent and the Company.

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                           CONFIDENTIALITY AGREEMENT

     In connection with the consideration of a possible transaction between each of the parties that have signed this agreement and/or its respective subsidiaries, affiliates or divisions (each such party being hereinafter referred to, collectively with such subsidiaries, affiliates and divisions, as a "Company"), each Company (in its capacity as a provider of information hereunder being referred to as a "Provider") is prepared to make available to the other Company (in its capacity as a recipient of information hereunder being referred to as a "Recipient") certain information concerning the business, financial condition, operations, assets and liabilities of the Provider. As a condition to such information being provided to each Recipient and its Recipient Representatives (as hereinafter defined), each Recipient agrees to treat any information concerning the Provider (whether prepared by the Provider, such Provider's Representatives (as hereinafter defined) or otherwise and irrespective of the form of communication) which is furnished to the Recipient or such Recipient's Representatives now or in the future by or on behalf of the Provider (herein collectively referred to, with respect to information furnished by or on behalf of either Company in its capacity as a Provider to the other Company in its capacity as a Recipient, as the "Evaluation Material") in accordance with the provisions of this agreement, and to take or abstain from taking certain other actions as hereinafter set forth. As used in this agreement, a "Recipient's Representatives" shall include the directors, officers, employees, agents, partners or advisors of such Recipient (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors).

     The term "Evaluation Material" also shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by either Recipient or such Recipient's Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to such Recipient or such Recipient's Representatives pursuant hereto. The term Evaluation Material does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Recipient or such Recipient's Representatives in breach of this Agreement, (ii) was within the Recipient's or such Recipient's Representatives' possession prior to its being furnished to the Recipient or such Recipient's Representatives by or on behalf of the Provider pursuant hereto, provided that the source of such information was not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information or (iii) becomes available to the Recipient or such Recipient's Representatives on a non-confidential basis from a source other than the Provider or any of its directors, officers, employees, agents or advisors (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) (collectively, "Provider Representatives"), provided that such source is not known by the Recipient to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Provider or any other party with respect to such information.

     Each Recipient hereby agrees that such Recipient and such Recipient's Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible




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transaction between the Companies and for no other purpose, that the Evaluation
Material will be kept confidential and that the Recipient and such Recipient's Representatives will not disclose any of the Evaluation Material in any manner whatsoever: provided, however, that (i) the Recipient may make any disclosure of such information as to which the Provider gives its prior written consent, and
(ii) any of such information may be disclosed to the Recipient's Representatives who need to know such information for the sole purpose of evaluating a possible transaction between the Companies, who are provided with a copy of this agreement and who you shall cause to be bound by the terms hereof to the same extent as if they were such Recipient. In any event, each Recipient agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Evaluation Material, to accept responsibility for any breach of this agreement by any of such Recipient's Representatives, and at such Recipient's sole expense to take all reasonable measures (including but not limited to court proceedings) to restrain such Recipient's Representatives from prohibited or unauthorized disclosure or uses of the Evaluation Material.

          In addition, each Recipient agrees that, without the prior written consent of the Provider, such Recipient and such Recipient's Representatives will not disclose to any other person the fact that the Evaluation Material has been made available to such Recipient, that discussions or negotiations are taking place concerning a possible transaction between the Companies or any of the terms, conditions or other facts with respect thereto (including the status thereof); provided, however, that such Recipient may make such disclosure in the circumstances set forth in clause (i) or clause (ii) of the immediately preceding paragraph.

          In the event that either Recipient or any of such Recipient's Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, such Recipient shall provide the Provider with prompt written notice of any such request or requirement so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provision of this agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Provider, the Recipient or any of such Recipient's Representatives are nonetheless, as advised by counsel, legally compelled to disclose Evaluation Material to any tribunal or else stand liable for contempt or suffer other censure or penalty, such Recipient or such Recipient's Representatives may, without liability hereunder, disclose to such tribunal only that portion of the Evaluation Material which such counsel advises the Recipient is legally required to be disclosed, provided that the Recipient exercises its best efforts to preserve the confidentiality of the Evaluation Material, including, without limitation, by cooperating with the Provider to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Evaluation Material by such tribunal.

          If either Company decides that it does not wish to proceed with a transaction with the other, it will promptly inform the other of that decision. In that case, each Company will promptly deliver to the other Company all Evaluation Material (and all copies thereof) furnished to such Company in its capacity as a Recipient or such Recipient's Representatives by or on

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behalf of the other Company in its capacity as Provider pursuant hereto. In the event of such a decision, all other Evaluation Material prepared by either Company in its capacity as a Recipient or such Recipient's Representatives shall, at the Recipient's option, be destroyed or returned and no copy thereof shall be retained and the Recipient shall provide to the other Company a certificate of compliance with this sentence. Notwithstanding the return or destruction of the Evaluation Material, each Company in its capacity as a Recipient and such Recipient's Representatives will continue to be bound by such Recipient's respective obligations of confidentiality and other obligations hereunder.

          Each Company understands and acknowledges that neither Company, in its capacity as a Provider, nor such Provider's Representatives, makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material furnished by or on behalf of such Provider and shall have no liability to the other Company in its capacity as a Recipient or to any of such Recipient's Representatives relating to or resulting from the use of the Evaluation Material furnished to such Recipient or any errors therein or omissions therefrom. Only those representations or warranties which are made in a final definitive agreement regarding any transactions contemplated hereby, when, as and if executed, and subject to such limitations and restrictions as may be specified therin, will have any legal effect.

          To the extent that any Evaluation Material may include materials subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, each Company understands and agrees that the Companies have a commonality of interest with respect to such matters and it is the desire, intention and mutual understanding of both Companies that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Evaluation Material provided by either Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this agreement, and under the joint defense doctrine.

          Each Company, in its capacity as a Recipient, acknowledges and agrees that such Recipient is aware (and that such Recipient's Representatives are aware or, upon receipt of any Evaluation Material, will be advised by such Recipient) of the restrictions imposed by the United States federal securities laws and other applicable foreign and domestic laws on a person possessing material non-public information about a public company and that such Recipient and such Recipient's Representatives will comply with such laws.

          Each Company understands and agrees that no contract or agreement providing for any transaction between the Companies shall be deemed to exist between the Companies unless and until a final definitive agreement has been executed and delivered, and each Company hereby waives, in advance, any claims (including, without limitation, breach of contract) in connection with any such transaction unless and until both Companies shall have entered into a

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final definitive agreement. Each Company also agrees that unless and until a final definitive agreement regarding a transaction between the Companies has been executed and delivered, neither Company will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this agreement except for the matters specifically agreed to herein. Each Company further acknowledges and agrees that the other Company reserves the right, in its sole discretion, to reject any and all proposals made by the agreeing Company or any of the persons who are Recipient Representatives or Provider Representatives with respect to the agreeing Company with regard to a transaction between the Companies, and, subject to the next paragraph of this agreement, to terminate discussions and negotiations with the agreeing Company at any time. Neither this paragraph nor any other provision in this agreement can be waived or amended in favor of either Company except by written consent of the other Company, which consent shall specifically refer to this paragraph (or such provision) and explicitly make such waiver or amendment.

     [LeaRonal, Inc.] agrees that during the period commencing on the date hereof and ending on the earlier of February 28, 1999 and three days after the date on which [LeaRonal, Inc.] notifies [Rohm and Haas Company] in writing of its intention to terminate discussions in regard to the transactions described in the first paragraph of this agreement, neither [LeaRonal, Inc.] nor any of its Provider or Recipient Representatives shall take any action to directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any entity or person other that [Rohm and Haas Company] (and its Provider and Recipient Representatives) concerning any Alternate Transaction (as defined below). For purposes hereof, and "Alternate Transaction" shall mean (a) any stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of equity interests or other similar transaction involving [LeaRonal, Inc.] or any of its majority-owned affiliates which would prejudice the ability of [Rohm and Haas Company] and [LeaRonal, Inc.] to complete the transactions described in the first paragraph of this agreement, or
(b) any sale of all or any significant portion of [LeaRonal, Inc.'s] or any of its majority-owner affiliates' business, operations or assets, or (c) any other transaction or series of transactions which has substantially similar economic effects.

     Each Company represents to the other Company that neither it nor its majority-owned affiliates beneficially own more than 1% of any class of securities entitled to be voted generally in the election of directors of the other Company (including for this purpose any direct or indirect options or other rights to acquire any such securities) ("Voting Securities"). Each Company agrees that, for a period of two years from the date of this agreement, except pursuant to the terms of a specific written request from the other Company that has been approved by its board of directors, neither such Company nor any of it majority-owned affiliates will (or will assist or encourage others to):
     (1) propose or publicly announce or otherwise disclose an intent to propose, or enter into or agree to enter into, singly or with any other person or directly or indirectly, any form of business combination, acquisition, restructuring,

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     recapitalization or other transaction relating to the other Company or any majority-owned affiliate thereof,

(2) acquire, or offer, propose, seek or agree to acquire, by purchasing or otherwise, ownership (including as a beneficial owner) of any Voting Securities or any other securities, assets or businesses of the other Company or any of its majority-owned affiliates or any of their respective successors, or any options or other rights to acquire any such ownership from a third party or otherwise,

(3) make, or in any way participate in, any solicitation of proxies with respect to any Voting Securities (including by the execution of action by a written consent) or take any similar action with respect to any Voting Securities, become a participant in any election contest with respect to the other Company, or seek to advise or influence any person with respect to any Voting Securities or demand a copy of the other Company's list of stockholders,

(4) participate in or encourage the formation of any group that owns or seeks or offers to acquire beneficial ownership of any Voting Securities or seeks to affect control of the other Company or for the purpose of circumventing any provision of this agreement,

(5) otherwise act, alone or in concert with others (including by providing financing for another person), to seek, offer or purpose to control or influence, in any manner, the board of directors, management or policies of the other Company,

(6) publicly make or announce, or otherwise disclose an intent to propose, any demand, request or proposal to amend, waive or terminate any provision of this agreement,

(7) enter into any discussions, negotiations, arrangements or understandings with any third party to facilitate or encourage the efforts of such third party with respect to any of the foregoing,

(8) disclose any intention, plan or arrangement inconsistent with the foregoing,

     or

(9) take any action that would require the other Company to make a public announcement regarding a possible transaction involving the other Company.

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provided that (i) it is understood that the provisions of this paragraph shall not prohibit the ongoing discussion between the management of the respective Companies in respect of the transaction described in the first paragraph of this agreement in accordance with the other provisions of this Agreement, and (ii) if a Company enters into a definitive agreement with a third party pursuant to which such third party will make a tender or exchange offer for, or otherwise acquire (by merger, consolidation, purchase or otherwise), 50% or more of the common stock or other equity interests, assets or earning power of such other
Company: then the other Company shall be permitted to contact privately the chairman of the board of directors of such Company (or any person designated by such chairman) and submit to such chairman or other person an offer to acquire Voting Securities or assets of such Company and/or a request to negotiate with such Company with respect to such offer.

          Each Company agrees that, for a period of eighteen months from the date of this agreement, it will not, directly or indirectly, solicit for employment or hire any employee of the other Company or any of the other Company's majority-owned affiliates with whom it has had contact or who was specifically identified to such Company during the period of its investigation of the other Company in connection with its consideration of a transaction between the Companies so long as such employee is employed by such other company; provided that the foregoing provision will not prevent either Company from employing any such person who contacts such Company on his or her own initiative without any direct or indirect solicitation by or encouragement from such Company; and provided further that such solicitation or hiring shall not be deemed a breach of this agreement if (i) the personnel who performed such solicitation have no knowledge of any Evaluation Material provided by such other Company, and (ii) none of the soliciting or hiring Company's personnel who have knowledge of any such Evaluation Material have actual advance knowledge of such solicitation. For purposes of this paragraph, "solicit to employ" shall not be deemed to include any general solicitations of employment not specifically directed towards employees of the other Company.

          It is understood and agreed that no failure or delay by either Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

          It is further understood and agreed that money damages would not be sufficient remedy for any breach of this agreement by either Company or any of its Recipient or Provider Representatives, as the case may be, and that the Company against which such breach is committed shall be entitled to equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by either Company of this agreement but shall be in addition to all other remedies available at law or equity to the Company against which such breach is committed. In the event of litigation relating to this agreement, if a court of competent jurisdiction determines that either

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Company or any of the persons who are Recipient Representatives or Provider
Representatives with respect to such Company has breached this agreement, then the Company which, or the Recipient Representatives or Provider Representatives of which, is determined to have so breached shall be liable and pay to the other Company the reasonable legal fees incurred by the other Company in connection with such litigation, including any appeal therefrom.

          This agreement is for the benefit of each Company, the persons who are Recipient Representatives or Provider Representatives with respect to such Company and their respective directors, officers, stockholders, owners, affiliates, and agents, and shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

          This agreement shall terminate immediately upon written notice given by either Company to the other, provided that in any event the confidentiality (and related enforcement) provisions in this agreement shall survive until the fifth anniversary of the date hereof.

          This agreement contains the entire agreement between the Companies regarding the subject matter hereof and supersedes all prior agreements, understandings, arrangements and discussions between the Companies regarding such subject matter.

          This agreement may be signed in counterparts, each of which shall be deemed an original but all of which shall be deemed to constitute a single instrument.

          IN WITNESS WHEREOF, each Company has caused this agreement to be signed by its duly authorized representatives as of the date written below.

Date: October 21, 1998

[ROHM AND HAAS COMPANY]                             [LEARONAL, INC.]


By:  /s/ Pierre Brondeau                            By: /s/ Ronald F. Ostrow
     -----------------------                           -------------------------
     Name: Pierre Brondeau                             Name: Ronald F. Ostrow
     Title: Vice President                             Title: President


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